Exhibit 10.2

INVESTOR AGREEMENT

THIS INVESTOR AGREEMENT(this “Agreement”) is entered into as of August 3, 2021, among STOCK YARDS BANCORP, INC., a Kentucky corporation (“SYBT”) and those shareholders of CBI (as defined below) whose names appear on the signature page of this Agreement and who beneficially own or control shares of common stock of COMMONWEALTH BANCSHARES, INC., a Kentucky corporation (“CBI”) (such shareholders are collectively referred to in this Agreement as the “Principal Shareholders,” and individually as a “Principal Shareholder”).

RECITALS

A. As of the date hereof, each Principal Shareholder is the beneficial owner of the number of shares of CBI’s common stock, no par value per share (“CBI Common Stock”), as is set forth opposite the Principal Shareholder’s name on the signature page attached hereto;

B. SYBT has entered into an Agreement and Plan of Merger dated as of August 3, 2021 (the “Merger Agreement”), among SYBT, H. Troutman Merger Subsidiary, Inc., a wholly-owned subsidiary of SYBT (“Merger Subsidiary”), and CBI pursuant to which SYBT will acquire CBI by means of a merger of Merger Subsidiary with and into CBI (the “Merger”);

C. As part of the consideration to be received in the Merger, each Principal Shareholder will receive shares of SYBT common stock, no par value per share (“SYBT Common Stock”), in exchange for its shares of CBI Common Stock;

D. The Principal Shareholders have indicated a desire to be long-term holders of the SYBT Common Stock and to have a role in identifying a person for service on the SYBT Board of Directors (the “Board”);

E. SYBT has indicated a desire to elect a Mutually Acceptable Director (as defined herein) to the Board and to include such Mutually Acceptable Director on each slate of nominees for election to the Board proposed by management of SYBT, to recommend election of such nominee to the shareholders of SYBT and otherwise use reasonable best efforts to cause such nominee to be elected to the Board;

F. The respective board of directors of each of SYBT and CBI has adopted a resolution approving the Merger Agreement and the transactions contemplated thereby; and

G. Pursuant to the Merger Agreement, it is a condition to SYBT’s obligation to consummate the Merger that each of the Principal Shareholders have entered into this Agreement with SYBT.

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AGREEMENTS

In consideration of the foregoing premises, which are incorporated herein by this reference, and the covenants and agreements of the parties herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1. Definitions; Construction. All terms that are capitalized and used herein (and that are not otherwise specifically defined herein) are used in this Agreement as defined in the Merger Agreement. The parties hereby incorporate by this reference the principles of construction set forth in Section 8.6 of the Merger Agreement. For purposes of this Agreement, the terms “beneficially own” or “beneficial ownership” shall be interpreted in accordance with Rule 13d-3 under the Exchange Act, and a person’s beneficial ownership shall be calculated in accordance with the provisions of such rule (in each case, irrespective of whether or not such rule is actually applicable in such circumstance). For purposes of this Agreement, an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, the specified person.

Section 2. Representations and Warranties. Each Principal Shareholder represents and warrants that as of the date hereof:

(a) the Principal Shareholder owns beneficially and of record the number of shares of CBI Common Stock as is set forth opposite the Principal Shareholder’s name on the signature page attached hereto;

(b) neither the execution nor delivery of this Agreement by the Principal Shareholder nor the Principal Shareholder’s compliance with the terms of this Agreement will (i) to the knowledge of the Principal Shareholder, require the Principal Shareholder to obtain the consent or approval of, or make any filing with or notification to, any governmental or regulatory authority, domestic or foreign, (ii) require the consent or approval of any other person pursuant to any agreement, obligation or instrument binding on the Principal Shareholder, (iii) conflict with or violate any organizational document or law, rule, regulation, order, judgment or decree applicable to the Principal Shareholder, or (iv) violate any other agreement to which Shareholder is a party including, without limitation, any voting agreement, shareholder agreement, irrevocable proxy or voting trust;

(c) except with respect to the Support Agreement as may have been executed in connection with the Merger Agreement, the Principal Shareholder’s shares of CBI Common Stock, and the SYBT Common Stock to be received in the Merger, are not, with respect to the voting or transfer of the shares, subject to any other agreement, including any voting agreement, shareholder agreement, irrevocable proxy or voting trust; and

(d) the Principal Shareholder has all necessary power and authority to enter into this Agreement and further represents and warrants that this Agreement is the legal, valid and binding agreement of the Principal Shareholder, and is enforceable against the Principal Shareholder in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally or rules of law governing specific performance, injunctive relief, other equitable remedies and other general principles of equity.

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Section 3. Lock-Up Agreement.

(a)       Each Principal Shareholder hereby agrees that the Principal Shareholder (i) will not, at any time, directly or indirectly, without the prior written consent of SYBT, Transfer any shares of SYBT Common Stock the Principal Shareholder received in the Merger during the ninety (90) consecutive day period commencing on the Closing Date (the “Initial Lock-Up Period”), and (ii) will not, either individually or collectively with the other Principal Shareholders, at any time, directly or indirectly, without the prior written consent of SYBT, Transfer any shares of SYBT Common Stock the Principal Shareholder received in the Merger in an amount in excess of one percent (1%) of the issued and outstanding shares of SYBT Common Stock during any calendar quarter commencing on the first day of the calendar quarter immediately following the end of the Initial Lock-Up Period and continuing until the termination of this Agreement (the “Extended Lock-Up Period”; together with the Initial Lock-Up Period, the “Lock-Up Period”); provided that the restrictions in this Section 3(a)(ii) shall not apply to (x) any block trade in compliance with this Section 3(a) or (y) any Transfer of shares pursuant to the Underwritten Shelf Takedown and/or the Piggyback Registration (as each is defined in the Registration Rights Agreement). During the Lock-Up Period, a Principal Shareholder may request in writing that SYBT consider engaging in a block trade transaction pursuant to which SYBT would purchase shares of SYBT Common Stock from the Principal Shareholder upon mutually agreed terms (“Block Trade Request”). SYBT shall consider and promptly respond to any Block Trade Request; provided that SYBT shall have no obligation to engage in a block trade transaction with any Principal Shareholder, and each Principal Shareholder acknowledges that without the prior written consent of SYBT, which consent shall not be unreasonably conditioned, withheld or delayed, the Principal Shareholder may not engage in a block trade transaction during the Lock-Up Period with any party other than SYBT.

(b)       The restrictions set forth in this Section 3 shall not apply to Transfers of SYBT Common Stock the Principal Shareholders received in the Merger to any affiliate or immediate family member of the Principal Shareholders, or to a trust for the benefit of the Principal Shareholders or any affiliate or immediate family member of the Principal Shareholders; provided, that the Principal Shareholder and the proposed transferee provide notice to SYBT of the Transfer and the transferee executes a binding joinder to this Agreement. Further, each Principal Shareholder agrees and consents to the entry of stop transfer instructions with SYBT and its transfer agent and registrar against the Transfer in violation of this Agreement of shares of SYBT Common Stock acquired by the Principal Shareholder in the Merger. In furtherance of the foregoing, SYBT is hereby authorized to decline to make or authorize any Transfer of securities if the Transfer would constitute a violation or breach of this Agreement. For purposes of this Agreement, “Transfer” means to offer, sell, contract to sell, pledge, assign, distribute by gift or donation, or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition of (whether by actual disposition or effective economic disposition due to cash settlement or otherwise)), directly or indirectly, any shares of SYBT Common Stock or any securities convertible into, or exercisable or exchangeable for such capital stock, or publicly announce an intention to effect any such transaction. For purposes of this Agreement, all shares of SYBT Common Stock acquired by the Principal Shareholders in the Merger which are Transferred for the account of any and all Principal Shareholders during any calendar quarter shall be aggregated for the purpose of determining the limitation on the amount of securities Transferred.

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(c)       The restrictions set forth in this Section 3 shall apply to Transfers of SYBT Common Stock the Principal Shareholders received in the Merger pursuant to an effective registration statement of SYBT as set forth in the Registration Rights Agreement between the parties, except for Transfers pursuant to permitted block trades and the Underwritten Shelf Takedown and the Piggyback Registration (as each is defined in the Registration Rights Agreement).

Section 4. Status as SYBT “Insider.”

(a) Each Principal Shareholder hereby acknowledges receipt of SYBT’s “Insider Trading Policy for Director/Executive Management” (as it may be amended from time to time, the “Policy”). Each Principal Shareholder agrees that the Principal Shareholder, for itself and its affiliates, will comply with the Policy’s requirements, including those restrictions regarding trading windows and also material, nonpublic information), as if the Principal Shareholder were an “Insider” as defined in the Policy (except that by reason of execution of this Agreement, the Principal Shareholder will not be subject to the Policy’s provisions related to Section 16 of the Exchange Act).

(b) With respect to the prohibition on a pledge of SYBT securities as collateral for a loan set forth in the Policy, each of the Principal Shareholders may pledge such Buyer securities as collateral for a loan from a commercial bank with more than $5 billion in assets, provided that the proposed loan satisfies the following criteria: (i) a maximum loan-to-value ratio of 60% during the term of the loan, (ii) the Principal Shareholder covenants that during the term of the loan the Principal Shareholder will maintain an unencumbered amount of cash and marketable securities (excluding SYBT Common Stock) equal to 25% of the amount outstanding on the loan, (iii) the Principal Shareholder shall provide an annual personal financial statement to SYBT along with a certification that the loan continues to satisfy this Section 4(b) criteria, (iv) the pledgee consents to be bound by the provisions of Section 6 of this Agreement before the sale of any pledged SYBT Common Stock, and (v) the Principal Shareholder provides at least five business days prior notice to SYBT before the proposed execution of documents evidencing the proposed pledge and agrees to consider in good faith any comments of SYBT with respect to the proposed pledge. The pledgee will not be required to be bound by the volume limitations on Transfers set forth in this Agreement. Any pledge in accordance with the terms of this Section 4(b) will not constitute a Transfer for purposes of the volume limitations set forth in this Agreement.

Section 5. Identification of Mutually Acceptable Director.

(a)       During the term of this Agreement, the Principal Shareholders shall have the opportunity to identify a qualified individual designated by the Principal Shareholders to serve as a member of the Board; provided, however that the parties reasonably and mutually agree on the individual (the “Mutually Acceptable Director”) pursuant to the provisions of this Section 5. The parties agree to act in good faith with respect to their obligations under this Section 5 and take no action to circumvent the intent hereof or to unfairly deprive the other party of its rights hereunder. The initial Mutually Acceptable Director will be Laura L. Wells, who shall be elected to the Board immediately following the Closing Date subject to the applicable governing documents for such Board service (e.g., Articles of Incorporation, Bylaws, Corporate Governance Guidelines, Committee Charters, as applicable). If the Mutually Acceptable Director is willing to serve, subject to the annual review and nomination process applicable to all members of the Board by the Board’s nominating and corporate governance committee (the “Committee”), SYBT agrees to include the Mutually Acceptable Director on the slate of nominees to be elected to the Board, to recommend the election of the Mutually Acceptable Director to the shareholders of SYBT and otherwise use its reasonable best efforts to cause the Mutually Acceptable Director to be elected to the Board.

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(b)       If the Mutually Acceptable Director resigns, dies, is unwilling or unable to serve, does not successfully complete the annual review and nomination process, or is not elected to the Board by SYBT’s shareholders, with respect to the Board seat held by the Mutually Acceptable Director, Darrell R. Wells and Margaret C. Wells (or either of them if the other shall become disabled or die), on behalf of the Principal Shareholders, will recommend to the Committee a qualified individual (the “Nominee”) to serve as a member of the Board. If the Committee and the Board concur that the Nominee reasonably qualifies, subject to applicable governing documents, for such Board service, then the Board will take the action necessary (i) to appoint the Nominee to the Board to fill the applicable vacancy if the incumbent Mutually Acceptable Director has resigned or died or (ii) to cause the Nominee to be submitted to the shareholders at the next annual meeting of shareholders with the Board’s recommendation for election if the incumbent Mutually Acceptable Director has announced the intention not to seek re-election. Upon either such appointment or election, the Nominee shall become the Mutually Acceptable Director.

Section 6. Standstill Covenant. Each Principal Shareholder hereby agrees that during the term of this Agreement, without the prior written consent of SYBT, the Principal Shareholder will not, and will not permit its affiliates to: (a) acquire, offer or propose to acquire, or agree or seek to acquire, or solicit the acquisition of, by purchase or otherwise, any equity securities of SYBT if the aggregate amount of shares of SYBT Common Stock beneficially owned by the Principal Shareholders would be equal to or exceed 10% of the issued and outstanding shares of SYBT Common Stock; (b) form, join or in any way participate in, or enter into any agreement, arrangement or understanding with, a “group” (within the meaning of Section 13(d)(3) of the Exchange Act and the rules and regulations thereunder) with respect to any equity or equity-linked or voting securities of SYBT except if all members of the group are Principal Shareholders; (c) commence any tender or exchange offer for any equity securities of SYBT or rights as to any securities of SYBT; (d) enter into or agree, offer, propose or seek (whether publicly or otherwise) to enter into, or otherwise be involved in or part of, any acquisition transaction, merger or other business combination relating to all or part of SYBT or its Subsidiaries or any acquisition transaction for all or part of the assets of SYBT or its Subsidiaries or any of their respective business or any recapitalization, restructuring, change in control or similar extraordinary transaction involving SYBT or its Subsidiaries; (e) call or seek to call a meeting of the shareholders of SYBT or initiate any shareholder proposal for action by shareholders of SYBT; (f) enter into any discussions, negotiations, arrangements or understandings with any other person with respect to any of the foregoing activities except for other Principal Shareholders; (g) advise, assist, encourage, act as a financing source for or otherwise invest in any other person in connection with any of the foregoing; (h) request that SYBT amend, waive or otherwise consent to any action inconsistent with any provision of this Section 6; (i) nominate, seek to nominate or propose any person for election to the Board except as otherwise set forth in this Agreement; (j) seek to amend the Articles of Incorporation of SYBT or the Bylaws of SYBT; (k) publicly disclose through its authorized representatives any intention, plan or arrangement inconsistent with any of the foregoing; or (l) expressly take an initiative with respect to SYBT which could require SYBT to make a public announcement regarding (i) such initiative or (ii) any of the foregoing activities.

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Section 7. Termination. Notwithstanding any other provision of this Agreement, this Agreement shall automatically terminate on the earliest of: (a) the date the Merger Agreement is terminated pursuant to a provision of Article VII thereof, as the termination provisions may be amended by SYBT and CBI from time to time; (b) following the Closing, the date upon which the Principal Shareholders beneficially own in the aggregate less than 5% of the issued and outstanding shares of SYBT Common Stock; (c) following the Closing, the date which is 60 days after there is no Mutually Acceptable Director serving on the Board; and (d) the date which is the fifth anniversary date of the Closing.

Section 8. Amendment and Modification. This Agreement may be amended, modified or supplemented at any time by the written approval of the amendment, modification or supplement by SYBT and all of the Principal Shareholders.

Section 9. Entire Agreement; Headings. This Agreement evidences the entire agreement among the parties hereto with respect to the matters provided for herein and there are no agreements, representations or warranties with respect to the matters provided for herein other than those set forth herein and in the Merger Agreement and any written agreements related thereto. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10. Informed Action. Each Principal Shareholder acknowledges that the Principal Shareholder has had an opportunity to be advised by counsel of his, her or its choosing with regard to this Agreement and the transactions and consequences contemplated hereby. Each Principal Shareholder further acknowledges that the Principal Shareholder has received a copy of the form of Merger Agreement and is familiar with its terms.

Section 11. Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, the invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in the applicable jurisdiction, and this Agreement shall be reformed, construed and enforced in the applicable jurisdiction so that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

Section 12. Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile, email of a PDF copy, or other electronic means) all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

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Section 13. Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by email delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any agreement or instrument entered into in connection with this Agreement shall raise the use of a facsimile machine or email delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or email delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any defense based on the foregoing.

Section 14. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Kentucky without regard to any applicable conflicts of law. Each party (i) agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the federal or state courts located in Louisville, Jefferson County, Kentucky (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (ii) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (iii) waives any objection to laying venue in any action or proceeding in the Chosen Courts, (iv) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (v) agrees that service of process upon any party in any action or proceeding will be effective if notice is given in accordance with Section 17. Notwithstanding any other provision in this Agreement, in the event of any action arising out of or resulting from this Agreement, the prevailing party shall be entitled to recover its costs and expenses (including reasonable attorneys' fees and expenses) incurred in connection with the action.

Section 15. Successors; Assignment. This Agreement shall be binding upon and inure to the benefit of SYBT, and its successors and permitted assigns, and the Principal Shareholders and their respective spouses, executors, personal representatives, administrators, heirs, legatees, guardians and other legal representatives. This Agreement shall survive the death or incapacity of any Principal Shareholder. This Agreement may be assigned only by SYBT, and then only to an affiliate of SYBT.

Section 16. Specific Performance. Each Principal Shareholder agrees that irreparable damage would occur if any of the provisions of this Agreement were not performed by the Principal Shareholder in accordance with their specific terms or were otherwise breached. Accordingly, in addition to the agreements set forth in Section 14, each Principal Shareholder agrees that SYBT will be entitled to seek an injunction or injunctions to prevent breaches hereof by the undersigned and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which SYBT is entitled at law or in equity, and that the Principal Shareholder waives the posting of any bond or security in connection with any proceeding related thereto.

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Section 17. Notice. All notices, consents, waivers and other communications under this Agreement shall be in writing (which shall include electronic mail) and shall be deemed to have been duly given if delivered by hand or by nationally recognized overnight delivery service (receipt requested), mailed by registered or certified U.S. mail (return receipt requested) postage prepaid or sent by electronic mail (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to SYBT, to:

Stock Yards Bancorp, Inc.

P.O. 32890

Louisville, KY 40232

Telephone: (502) 625-2564

Fax: (502) 625-0848

Attention: Craig Bradley

With copy to:

Frost Brown Todd LLC

400 W Market St #3200,

Louisville, KY 40202

Telephone: 502-568-0221

Fax: 502-581-1087

Attention: R. James Straus

If to a Principal Shareholder, to: the address set forth below the Principal Shareholder’s name on the signature page to this Agreement.

or to such other Person or place as the Principal Shareholder shall furnish to SYBT or SYBT shall furnish to the Principal Shareholders in writing. Except as otherwise provided herein, all such notices, consents, waivers and other communications shall be effective: (a) if delivered by hand, when delivered; (b) if delivered by overnight delivery service, on the next Business Day after deposit with such service; (c) if mailed in the manner provided in this Section 17, five (5) Business Days after deposit with the U.S. Postal Service; and (d) if by e-mail, when sent.

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Section 18. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT THE PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement individually, or have caused this Agreement to be executed by their respective officers, on the day and year first written above.

STOCK YARDS BANCORP, INC.

By: /s/ James A. Hillebrand

Name: James A. Hillebrand

Title: Chief Executive Officer

[Signature Page to Investor Agreement]

PRINCIPAL SHAREHOLDERS	SHARES OWNED

Darrell R. Wells	1,601,571
4350 Brownsboro Rd. STE 310
Louisville, KY 40207

/s/ Darrell R. Wells
Darrell R. Wells

Margaret C. Wells	236,860
4350 Brownsboro Rd. STE 310
Louisville, KY 40207

/s/ Margaret C. Wells
Margaret C. Wells

Darrell R. Wells Trust	34,429
4350 Brownsboro Rd. STE 310
Louisville, KY 40207

By: Commonwealth Bank & Trust Company, Co-Trustee

By: /s/ John W. Key

Name: John W. Key

Title: President and CEO